UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) July 31, 2012

EXPEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51447	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 108th Avenue NE

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 679-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 2, 2012, Expedia, Inc. (the “Company”) entered into a new Employment Agreement with Dara Khosrowshahi, the Company’s Chief Executive Officer and President (the “Employment Agreement”), which is effective as of August 2, 2012 (the “Effective Date”) and has a term of three years. Mr. Khosrowshahi’s prior employment agreement expired by its terms on May 28, 2012.

Compensation. Under the terms of the Employment Agreement, Mr. Khosrowshahi will continue to receive his current $1,000,000 base salary. Mr. Khosrowshahi will also continue to be entitled to receive an annual discretionary bonus.

Severance. Upon a termination of Mr. Khosrowshahi’s employment by the Company without Cause (other than by reason of his death or Disability) or by Mr. Khosrowshahi for Good Reason, subject to his execution and non-revocation of a release and compliance with the restrictive covenants described below, then:

•

the Company will continue to pay his base salary through the longer of (i) the completion of the term of the Employment Agreement and (ii) twelve months; provided that such payments will be offset by any amount earned by Mr. Khosrowshahi from another employer during such time period;

•

all equity held by Mr. Khosrowshahi that otherwise would have vested during the twelve-month period following termination of employment will accelerate; provided that any equity awards that vest less frequently than annually shall be treated as though such awards vested annually;

•

Mr. Khosrowshahi will have eighteen months following such date of termination to exercise any vested stock options granted by the Company (including stock options accelerated pursuant to the terms of the Employment Agreement) or, if earlier, through the scheduled expiration date of the options; and

•

The Company will pay Mr. Khosrowshahi in a lump sum an amount equal to 12 months of monthly premiums of group health plan continuation coverage under COBRA at the level of coverage in which Mr. Khosrowshahi participated.

Restrictive Covenants. Mr. Khosrowshahi will be restricted from competing with the Company and from soliciting Company employees and business partners during the longer of the twenty-four month period following his termination of employment for any reason and the term of the Employment Agreement.

Acceleration of Restricted Stock Units. Under the terms of the Employment Agreement, all 400,000 unvested restricted stock units held by Mr. Khosrowshahi pursuant to his Second Amended and Restated Expedia, Inc. Restricted Stock Unit Agreement, dated December 20, 2011 (the “Accelerated RSUs”) shall vest in full immediately. Mr. Khosrowshahi is required to retain direct ownership of, and will not sell, transfer, assign or pledge, 80% of the shares of Expedia’s common stock received upon acceleration of the Accelerated RSUs, net of shares withheld for taxes, for a period of three years from the Effective Date (the “Retention Requirement”). Upon a termination of Mr. Khosrowshahi’s employment by the Company without Cause (including by reason of his death or Disability) or by Mr. Khosrowshahi for Good Reason, the Retention Requirement will terminate.

Equity Grants. On July 31, 2012, the Section 16 Committee of the Board of Directors of the Company approved an award of options to Mr. Khosrowshahi to purchase 300,000 shares of Expedia’s common stock that will vest annually over four years, subject to his continued service with the Company, and an award of 50,000 restricted stock units to Mr. Khosrowshahi that will vest in full on the third anniversary of the grant date, subject to his continued service with the Company and the satisfaction of certain performance-related conditions.

The description of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated by reference herein. Unless otherwise specified, capitalized terms used above without definition have the meanings set forth in the Employment Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement between Dara Khosrowshahi and Expedia, Inc., effective August 2, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Executive Vice President, General Counsel and Secretary

Dated: August 2, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between Dara Khosrowshahi and Expedia, Inc., effective August 2, 2012